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                                                                     EXHIBIT 8.3

                        (CAYMAN ISLANDS GOVERNMENT LOGO)


                            THE TAX CONCESSIONS LAW
                                (1999 REVISION)
                       UNDERTAKING AS TO TAX CONCESSIONS


In accordance with Section 6 of the Tax Concessions Law (1999 Revision) the Governor in Cabinet undertakes with: -

     Yingli Green Energy Holding Company Limited "the Company"

(a) that no Law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

(b) in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable

     (i) on or in respect of the shares debentures or other obligations of the Company; or

     (ii) by way of the withholding in whole or in part of any relevant payment as defined in Section 6(3) of the Tax Concessions Law (1999 Revision).


These concessions shall be for a period of TWENTY years from the 15th day of August 2006.



                                            /s/ ACTING GOVERNOR IN CABINET